CARMAX REPORTS SECOND QUARTER FISCAL 2022 RESULTS

Richmond, Va., September 30, 2021 – CarMax, Inc. (NYSE:KMX), the nation’s largest and most profitable retailer of used cars, today reported results for the second quarter ended August 31, 2021.

Highlights:

•Record net revenues of $8.0 billion, up 48.7% compared with the prior year second quarter.

•Sold 419,895 units through our retail and wholesale channels combined, up 19.9% from the prior year quarter, primarily driven by strong demand for used autos and solid execution supported by our omni-channel experience.
◦Retail used unit sales increased 6.7% to a second quarter record of 231,797 vehicles and comparable store unit sales increased 6.2% compared with the same quarter a year ago.
◦Wholesale units increased 41.4% to 188,098 vehicles from the prior year second quarter, an all-time high quarterly record.

•Bought 364,263 vehicles from consumers in the second quarter, a 59% increase versus the prior year quarter. Approximately 188,000 vehicles bought in the quarter were purchased from consumers through our nationwide online instant appraisal offerings.

•Gross profit per retail used unit was $2,185, in-line with historical performance and down slightly from the second quarter last year. Wholesale gross profit per unit was $1,005, an $81 per unit decrease when compared with the second quarter last year.

•CarMax Auto Finance (CAF) income increased 35.9% to $200.0 million due to higher net interest margin and an increase in average managed receivables.

•Net earnings per diluted share of $1.72, down from $1.79 per diluted share a year ago primarily due to last year’s COVID-related cost savings.

CEO Commentary:

“Our omni-channel platform, in combination with our unique customer offerings, industry expertise and solid execution, drove performance across our diversified business and led to a record level of used sales for the second quarter and an all-time record for wholesale vehicle sales” said Bill Nash, president and chief executive officer.

“Of particular note is the performance of our online instant appraisal offering, which continues to exceed our expectations. Just six months after the nationwide launch, we have already purchased over 350,000 cars from consumers online with this digital product,” Nash continued. “We continue to make investments in growth and innovation for our customers’ benefit and remain on track to bring our fully self-service online experience to all of our retail consumers by the end of the fiscal year.”

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Nash concluded, “We’ve intentionally built our omni-channel platform to give every customer the ability to progress to a sale or buy regardless of how they shop with us, which will enable sustainable growth and create meaningful long-term shareholder value.”

Second Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 419,895, an increase of 19.9% from the prior year’s second quarter. Online retail sales(1) accounted for 9% of retail unit sales, compared to 3% in the second quarter last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.2 billion, or approximately 28% of net revenues, compared to 18% of net revenues in last year’s second quarter.

Total retail used vehicle unit sales increased 6.7% to 231,797 and comparable store used unit sales increased 6.2% from the prior year’s second quarter. We believe several factors contributed to our comparable store sales growth, including a robust used auto demand environment and solid execution supported by our omni-channel customer experience. Total retail used vehicle revenues increased 39.1% compared with the prior year’s second quarter due to the increase in both average retail selling prices, which rose more than $6,000, or 30.8%, and used units sold. The price increase largely reflected higher vehicle acquisition costs resulting from strong wholesale industry valuations.

Total wholesale vehicle unit sales were 188,098, an increase of 41.4% compared with the prior year’s second quarter. Wholesale sales benefited from the large increase in appraisal volume from online offerings and strong offers aided by higher market prices. Total wholesale revenues increased 107.7% compared with the prior year’s second quarter due to average wholesale selling prices rising almost $3,000, or 47.7%, and the increase in units sold.

Other sales and revenues increased 11.3% compared with the second quarter of fiscal 2021, reflecting an increase of $18.6 million. The increase was largely driven by the addition of Edmunds advertising and subscription revenues and an improvement in net third-party finance provider fees due to lower Tier 3 originations and favorability from our renegotiated fee agreements. This increase was partially offset by last year’s sale of a new car franchise and a decrease in both extended protection plan (EPP) profit sharing revenues and service revenues compared to last year’s second quarter.

Gross Profit. Total gross profit increased to $815.5 million, an increase of 8.4% versus last year’s second quarter. Retail used vehicle gross profit rose 5.3%, reflecting the increase in total used unit sales. Retail used vehicle gross profit per unit of $2,185 was in-line with historical performance and down slightly from $2,214 in the prior year’s quarter. Wholesale vehicle gross profit increased 30.9% versus the prior year’s quarter, largely reflecting an increase in volume. Wholesale vehicle gross profit per unit of $1,005 was down from $1,086 in the prior year quarter. Other gross profit decreased 5.3% reflecting a decrease in service margin due to the impact of COVID-related savings reflected in last year’s second quarter, an increase in warranty service costs, shifting retail service capacity to support production, as well as a decrease in EPP profit sharing revenues when compared to last year’s quarter. The decrease in other gross profit was partially offset by the inclusion of Edmunds gross profit in our consolidated financial results and favorability from third-party finance fees compared with the second quarter of fiscal 2021.

SG&A. Compared with the second quarter of fiscal 2021, SG&A expenses increased 30.0% to $574.3 million. Contributing factors include an increase in staffing and sales related compensation, continued spending on our technology platforms and strategic initiatives to support increased consumer demand for our omni-channel experiences and the planned increases in advertising expense. In the prior year’s second quarter we took material cost reduction actions in response to the pandemic, which included streamlining investments presented in other overhead and lowering compensation and benefit costs.

SG&A as a percent of gross profit was 70.4%, up from 58.8% in the prior year’s second quarter that included COVID-related cost reductions. For the first six months of fiscal 2022, SG&A as a percent of gross profit was 64.8% versus 69.3% in the prior year period.

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CarMax Auto Finance.(3) CAF income increased 35.9% to $200.0 million, primarily reflecting the increase in net interest margin and average managed receivables, partially offset by the $35.5 million loan loss provision compared with the $26.0 million provision in the same period last year. As of August 31, 2021, the allowance for loan losses of $398.1 million was 2.66% of ending managed receivables, in-line with 2.62% as of May 31, 2021.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 7.2% of average managed receivables from 6.0% in the prior year’s second quarter, due to lower funding costs and higher interest and fees from consumers. After the effect of 3-day payoffs, CAF financed 43.0% of units sold in the current quarter, in-line with 42.6% in the prior year’s second quarter.

During the second quarter, CAF retained 10% of Tier 3 volume, up from 5% of Tier 3 in previous quarters. Additionally, CAF began a small test originating in the Tier 2 space. Any future adjustments in Tier 2 and Tier 3 will carefully consider the broader lending environment along with the long-term sustainability of the change.

Share Repurchase Activity. We repurchased 1.8 million shares of common stock for $220.0 million pursuant to our share repurchase program during the second quarter of fiscal 2022. As of August 31, 2021, we had $991.5 million remaining available for repurchase under the outstanding authorization.

Store Openings. During the second quarter of fiscal 2022, we opened three new locations. In fiscal year 2022, we plan to open a total of 10 new locations.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and, creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2021	2020	Change	2021	2020	Change
Used vehicle sales	$6,104.4	$4,389.2	39.1%	$12,261.7	$7,175.4	70.9%
Wholesale vehicle sales	1,701.6	819.1	107.7%	3,075.9	1,161.9	164.7%
Other sales and revenues:
Extended protection plan revenues	113.0	119.4	(5.4)%	247.3	192.8	28.2%
Third-party finance fees, net	2.8	(15.4)	118.0%	(1.8)	(26.2)	93.1%
Advertising & subscription revenues (1)	34.5	—	100.0%	34.5	—	100.0%
Other	32.1	59.9	(46.4)%	68.3	97.0	(29.5)%
Total other sales and revenues	182.4	163.9	11.3%	348.3	263.6	32.1%
Total net sales and operating revenues	$7,988.4	$5,372.2	48.7%	$15,686.0	$8,600.9	82.4%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2021	2020	Change	2021	2020	Change
Used vehicles	231,797	217,330	6.7%	502,596	352,358	42.6%
Wholesale vehicles	188,098	132,980	41.4%	369,487	196,275	88.2%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2021	2020	Change	2021	2020	Change
Used vehicles	$26,141	$19,991	30.8%	$24,197	$20,127	20.2%
Wholesale vehicles	$8,701	$5,891	47.7%	$7,997	$5,639	41.8%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2021	2020	2021	2020
Used vehicle units	6.7%	3.9%	42.6%	(18.7)%
Used vehicle revenues	39.1%	1.0%	70.9%	(19.3)%

Wholesale vehicle units	41.4%	5.1%	88.2%	(20.6)%
Wholesale vehicle revenues	107.7%	20.8%	164.7%	(13.3)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2021	2020	2021	2020
Used vehicle units	6.2%	1.2%	41.8%	(21.0)%
Used vehicle revenues	38.8%	(1.6)%	70.4%	(21.6)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended August 31		Six Months Ended August 31
	2021	2020	2021	2020
CAF (2)	47.1%	45.7%	46.9%	42.8%
Tier 2 (3)	21.6%	22.3%	22.2%	24.7%
Tier 3 (4)	7.2%	11.1%	8.7%	12.4%
Other (5)	24.1%	20.9%	22.2%	20.1%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Net sales and operating revenues	$7,988.4	100.0	$5,372.2	100.0	$15,686.0	100.0	$8,600.9	100.0
Gross profit	$815.5	10.2	$752.1	14.0	$1,740.0	11.1	$1,106.3	12.9
CarMax Auto Finance income	$200.0	2.5	$147.2	2.7	$441.8	2.8	$198.1	2.3
Selling, general, and administrative expenses	$574.3	7.2	$441.9	8.2	$1,128.4	7.2	$766.8	8.9
Interest expense	$22.4	0.3	$22.5	0.4	$42.9	0.3	$46.4	0.5
Earnings before income taxes	$367.8	4.6	$388.3	7.2	$935.1	6.0	$392.5	4.6
Net earnings	$285.3	3.6	$296.7	5.5	$722.0	4.6	$301.7	3.5

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2021	2020	Change	2021	2020	Change
Used vehicle gross profit	$506.5	$481.2	5.3%	$1,103.5	$742.7	48.6%
Wholesale vehicle gross profit	189.0	144.4	30.9%	374.9	206.3	81.7%
Other gross profit	120.0	126.5	(5.3)%	261.6	157.3	66.3%
Total	$815.5	$752.1	8.4%	$1,740.0	$1,106.3	57.3%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended August 31				Six Months Ended August 31
	2021		2020		2021		2020
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit	$2,185	8.3	$2,214	11.0	$2,196	9.0	$2,108	10.4
Wholesale vehicle gross profit	$1,005	11.1	$1,086	17.6	$1,015	12.2	$1,051	17.8
Other gross profit	$517	65.8	$583	77.3	$521	75.1	$447	59.7
Total gross profit	$3,518	10.2	$3,461	14.0	$3,462	11.1	$3,140	12.9

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1) (2)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2021	2020	Change	2021	2020	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$299.5	$239.3	25.1%	$583.6	$430.5	35.6%
Share-based compensation expense	28.7	34.3	(16.3)%	67.1	58.0	15.8%
Total compensation and benefits (3)	$328.2	$273.6	19.9%	$650.7	$488.5	33.2%
Occupancy costs	55.1	52.8	4.3%	105.6	98.6	7.2%
Advertising expense	85.0	50.5	68.5%	157.5	85.0	85.4%
Other overhead costs (4)	106.0	65.0	63.0%	214.6	94.7	126.3%
Total SG&A expenses	$574.3	$441.9	30.0%	$1,128.4	$766.8	47.1%
SG&A as % of gross profit	70.4%	58.8%	11.6%	64.8%	69.3%	(4.5)%

(1)    Depreciation and amortization previously included in SG&A expenses is now separately presented and is excluded from this table. Prior period amounts have been reclassified to conform to the current period’s presentation.
(2)    Amounts are net of intercompany eliminations.
(3)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(4)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
Interest margin:
Interest and fee income	$324.1	8.8	$280.1	8.5	$634.4	8.8	$562.6	8.5
Interest expense	(60.6)	(1.7)	(81.3)	(2.5)	(126.4)	(1.8)	(165.9)	(2.5)
Total interest margin	263.5	7.2	198.8	6.0	508.0	7.0	396.7	6.0
Provision for loan losses	(35.5)	(1.0)	(26.0)	(0.8)	(11.1)	(0.2)	(148.0)	(2.2)
Total interest margin after provision for loan losses	228.0	6.2	172.8	5.2	496.9	6.9	248.7	3.7

Total other expense	—	—	(0.3)	—	—	—	(2.2)	—

Total direct expenses	(27.9)	(0.8)	(25.4)	(0.8)	(55.1)	(0.8)	(48.4)	(0.7)
CarMax Auto Finance income	$200.0	5.4	$147.2	4.5	$441.8	6.1	$198.1	3.0

Total average managed receivables	$14,683.3		$13,218.8		$14,416.0		$13,313.6
Net loans originated	$2,372.4		$1,790.6		$4,855.8		$2,782.9
Net penetration rate	43.0%		42.6%		43.4%		40.1%
Weighted average contract rate	8.5%		8.2%		8.7%		8.3%

Ending allowance for loan losses	$398.1		$432.5		$398.1		$432.5

Warehouse facility information:
Ending funded receivables	$3,181.9		$2,253.7		$3,181.9		$2,253.7
Ending unused capacity	$1,643.1		$1,246.3		$1,643.1		$1,246.3

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2021	2020	Change	2021	2020	Change
Net earnings	$285.3	$296.7	(3.9)%	$722.0	$301.7	139.3%
Diluted weighted average shares outstanding	165.6	165.6	—%	166.0	164.6	0.8%
Net earnings per diluted share	$1.72	$1.79	(3.9)%	$4.35	$1.83	137.7%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 30, 2021. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 3464618. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through December 21, 2021, or via telephone (for approximately one week) by dialing 1-855-859-2056 (or 1-404-537-3406 for international access) and entering the conference ID 3464618.

Third Quarter Fiscal 2022 Earnings Release Date

We currently plan to release results for the third quarter ending November 30, 2021, on Wednesday, December 22, 2021, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in December 2021.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, contactless curbside pickup and appointments in its stores. During the fiscal year ending February 28, 2021, CarMax sold more than 750,000 used vehicles and more than 425,000 wholesale vehicles at its in-store and virtual auctions. In addition, CarMax Auto Finance originated more than $6 billion in receivables during fiscal year 2021, adding to its near $14 billion portfolio. CarMax has more than 220 stores, approximately 27,000 Associates, and is proud to have been recognized for 17 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions.
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•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to realize the expected benefits of strategic transactions, including our acquisition of Edmunds.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2021, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2021	% (1)	2020	% (1)	2021	% (1)	2020	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,104,366	76.4	$4,389,233	81.7	$12,261,710	78.2	$7,175,435	83.4
Wholesale vehicle sales	1,701,572	21.3	819,082	15.2	3,075,929	19.6	1,161,934	13.5
Other sales and revenues	182,421	2.3	163,851	3.0	348,319	2.2	263,579	3.1
NET SALES AND OPERATING REVENUES	7,988,359	100.0	5,372,166	100.0	15,685,958	100.0	8,600,948	100.0
COST OF SALES:
Used vehicle cost of sales	5,597,842	70.1	3,908,065	72.7	11,158,179	71.1	6,432,741	74.8
Wholesale vehicle cost of sales	1,512,559	18.9	674,712	12.6	2,701,072	17.2	955,634	11.1
Other cost of sales	62,474	0.8	37,246	0.7	86,714	0.6	106,247	1.2
TOTAL COST OF SALES	7,172,875	89.8	4,620,023	86.0	13,945,965	88.9	7,494,622	87.1
GROSS PROFIT	815,484	10.2	752,143	14.0	1,739,993	11.1	1,106,326	12.9
CARMAX AUTO FINANCE INCOME	200,033	2.5	147,195	2.7	441,764	2.8	198,145	2.3
Selling, general, and administrative expenses	574,286	7.2	441,923	8.2	1,128,355	7.2	766,814	8.9
Depreciation and amortization (2)	52,789	0.7	48,285	0.9	102,679	0.7	97,110	1.1
Interest expense	22,410	0.3	22,469	0.4	42,944	0.3	46,427	0.5
Other (income) expense	(1,782)	—	(1,680)	—	(27,359)	(0.2)	1,615	—
Earnings before income taxes	367,814	4.6	388,341	7.2	935,138	6.0	392,505	4.6
Income tax provision	82,547	1.0	91,645	1.7	213,115	1.4	90,831	1.1
NET EARNINGS	$285,267	3.6	$296,696	5.5	$722,023	4.6	$301,674	3.5
WEIGHTED AVERAGE COMMON SHARES:
Basic	162,966		163,434		163,058		163,053
Diluted	165,643		165,623		165,969		164,580
NET EARNINGS PER SHARE:
Basic	$1.75		$1.82		$4.43		$1.85
Diluted	$1.72		$1.79		$4.35		$1.83

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.
(2)     Depreciation and amortization previously included in Selling, general, and administrative expenses is now separately presented. Prior period amounts have been reclassified to conform to the current period’s presentation.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 28	August 31
(In thousands except share data)	2021	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,095	$132,319	$711,561
Restricted cash from collections on auto loans receivable	570,567	496,415	520,876
Accounts receivable, net	517,260	239,070	203,155
Inventory	4,105,458	3,157,159	2,824,959
Other current assets	119,916	91,833	67,308
TOTAL CURRENT ASSETS	5,371,296	4,116,796	4,327,859
Auto loans receivable, net	14,656,170	13,489,819	13,013,106
Property and equipment, net	3,128,896	3,055,563	3,044,773
Deferred income taxes	117,288	164,261	133,749
Operating lease assets	553,727	431,652	444,158
Goodwill	150,343	653	8,676
Other assets	475,602	282,797	273,985
TOTAL ASSETS	$24,453,322	$21,541,541	$21,246,306

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$903,847	$799,333	$683,715
Accrued expenses and other current liabilities	487,771	415,465	350,185
Accrued income taxes	422	218	64,734
Current portion of operating lease liabilities	43,676	30,953	31,616
Short-term debt	167	—	838
Current portion of long-term debt	10,562	9,927	10,005
Current portion of non-recourse notes payable	512,515	442,652	457,849
TOTAL CURRENT LIABILITIES	1,958,960	1,698,548	1,598,942
Long-term debt, excluding current portion	2,190,415	1,322,415	1,896,784
Non-recourse notes payable, excluding current portion	14,439,700	13,297,504	12,900,984
Operating lease liabilities, excluding current portion	538,296	423,618	435,113
Other liabilities	410,772	434,843	431,923
TOTAL LIABILITIES	19,538,143	17,176,928	17,263,746

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 162,470,173 and 163,172,333 shares issued and outstanding as of August 31, 2021 and February 28, 2021, respectively	81,235	81,586	82,081
Capital in excess of par value	1,653,066	1,513,821	1,460,300
Accumulated other comprehensive loss	(112,343)	(118,691)	(160,426)
Retained earnings	3,293,221	2,887,897	2,600,605
TOTAL SHAREHOLDERS’ EQUITY	4,915,179	4,364,613	3,982,560
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,453,322	$21,541,541	$21,246,306

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2021	2020
OPERATING ACTIVITIES:
Net earnings	$722,023	$301,674
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	129,300	118,967
Share-based compensation expense	72,780	62,794
Provision for loan losses	11,107	147,977
Provision for cancellation reserves	62,886	35,678
Deferred income tax provision	32,502	8,598
Other	(19,883)	5,098
Net (increase) decrease in:
Accounts receivable, net	(244,471)	(12,065)
Inventory	(948,299)	21,457
Other current assets	(26,496)	19,691
Auto loans receivable, net	(1,177,458)	188,601
Other assets	(9,745)	(6,586)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	115,542	24,912
Other liabilities	(105,109)	(27,020)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,385,321)	889,776
INVESTING ACTIVITIES:
Capital expenditures	(137,838)	(91,998)
Proceeds from disposal of property and equipment	260	826
Proceeds from sale of business	602	—
Purchases of investments	(12,651)	(2,566)
Sales and returns of investments	10,954	1,381
Business acquisition, net of cash acquired	(241,563)	—
NET CASH USED IN INVESTING ACTIVITIES	(380,236)	(92,357)
FINANCING ACTIVITIES:
Increase in short-term debt, net	167	798
Proceeds from issuances of long-term debt	3,035,601	1,542,500
Payments on long-term debt	(2,168,411)	(1,425,084)
Cash paid for debt issuance costs	(9,547)	(8,037)
Payments on finance lease obligations	(5,709)	(2,880)
Issuances of non-recourse notes payable	7,414,283	4,798,000
Payments on non-recourse notes payable	(6,201,801)	(5,028,898)
Repurchase and retirement of common stock	(355,495)	(54,151)
Equity issuances	60,087	91,724
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,769,175	(86,028)
Increase in cash, cash equivalents, and restricted cash	3,618	711,391
Cash, cash equivalents, and restricted cash at beginning of year	771,947	656,390
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$775,565	$1,367,781

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